UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15


          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
         UNDER SECTION 12(g)OF THE SECURITIES EXCHANGE ACT OF 1934
            OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS
               13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF
                                   1934.

                                                Commission File Number: 0-19880


                           ENDOSONICS CORPORATION
           (Exact name of registrant as specified in its charter)


         2870 KILGORE ROAD, RANCO CORDOVA, CA 95670, (916) 638 8008 (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)


                               COMMON SHARES
          (Title of each class of securities covered by this Form)


                                    NONE
        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d)
                                  remains)

       Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)    (X)          Rule 12h-3(b)(1)(i)    (X)
      Rule 12g-4(a)(1)(ii)   (  )         Rule 12h-3(b)(1)(ii)   (  )
      Rule 12g-4(a)(2)(i)    (  )         Rule 12h-3(b)(2)(i)    (  )
      Rule 12g-4(a)(2)(ii)   (  )         Rule 12h-3(b)(2)(ii)   (  )
                                          Rule 15d-6             (  )

     Approximate number of holders of record as of the certification or
     notice date:              ONE (1)

       Pursuant to the requirements of the Securities Exchange Act of 1934 EndoSonics Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: October  6, 2000                     By:   /s/   Reinhard Warnking
      ------------------------                   ------------------------------
                                                 Name: Reinhard J. Warnking
                                                 Title:Chairman and CEO